As filed with the Securities and Exchange Commission on August 11, 2000
                                                      Registration No. 333-38350
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           AMENDMENT NO. 1 TO FORM S-3
                             REGISTRATION STATEMENT
                                    Under the
                             Securities Act of 1933

                             DAW TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 UTAH                                     87-0464280
   (State or other jurisdiction of                    (I.R.S. employer
    incorporation or organization)                  identification number)

                                 --------------

           RONALD W. DAW                                   Copies to:
PRESIDENT AND CHIEF EXECUTIVE OFFICER
       DAW TECHNOLOGIES, INC.                         BRIAN G. LLOYD, ESQ.
        2700 SOUTH 900 WEST                           BRYAN T. ALLEN, ESQ.
   SALT  LAKE CITY, UTAH 84119                 PARR WADDOUPS BROWN GEE & LOVELESS
          (801) 977-3100                       185 SOUTH STATE STREET, SUITE 1300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND            SALT LAKE CITY, UTAH 84111
TELEPHONE NUMBER, INCLUDING AREA CODE, OF              (801) 532-7840
        AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]

                         CALCULATION OF REGISTRATION FEE

                                                         PROPOSED               PROPOSED
                                                          MAXIMUM               MAXIMUM
TITLE OF EACH CLASS                 AMOUNT TO BE     OFFERING PRICE PER        AGGREGATE               AMOUNT OF
OF SECURITIES TO BE REGISTERED       REGISTERED           SHARE(1)          OFFERING PRICE(1)     REGISTRATION FEE(1)
------------------------------      ------------     ------------------     -----------------     -------------------
Common Shares, $.01 par value       14,363,531(2)          $.906               $13,013,359              $3,436


*      Previously paid.

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices for the Common Shares as reported on the Nasdaq National Market on August 7, 2000.

(2) In addition, pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement covers a presently indeterminate number of Common Shares issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

                             DAW TECHNOLOGIES, INC.
                            14,363,531 COMMON SHARES
                               ------------------

       Daw Technologies, Inc. ("WE," "DAW" or the "COMPANY") is a supplier of ultra-clean manufacturing environments, or cleanrooms, to the semiconductor industry. We are a single-source provider of the entire cleanroom system. We design, engineer, manufacture, install and service certain principal component systems for advanced cleanrooms. We also provide our customers with services to integrate the design, installation and servicing of cleanrooms, including architectural engineering and design, installation, testing, certification, tool fit-up, and continuing on-site service and support. In addition, we manufacture products on an OEM basis for various customers requiring precision sheet metal fabrication or powder-coated epoxy painting.

       This Prospectus relates to 14,363,531 of our Common Shares (the "SHARES"). All of the Shares are to be sold by persons who are existing security holders of the Company and, as a group, are identified in the section of this Prospectus entitled "Selling Shareholders" (the "SELLING SHAREHOLDERS"). Of the Shares, 645,462 are currently owned by one Selling Shareholder, and 472,500 are issuable upon the exercise of the warrants to purchase Common Shares described in the section of this Prospectus entitled "Selling Shareholders--The Preferred Shares and the Warrants" (the "WARRANTS"). The remaining 13,245,569 Shares represent Common Shares which may be issuable upon conversion by holders of outstanding shares of our 3% Series A Convertible Preferred Stock (the "PREFERRED SHARES"). Such 13,245,569 Shares constitute 218% of the Common Shares that would have been issuable upon conversion of the Preferred Shares had all 480 outstanding Preferred Shares been converted on July 31, 2000.

       In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "SECURITIES ACT"), this Prospectus and the registration statement of which it is a part cover a presently indeterminate number of Common Shares issuable upon the occurrence of a stock split, stock dividend, or other similar transaction. Neither this Prospectus nor the registration statement covers Common Shares issuable as dividends on, or issued upon conversion of, the Preferred Shares in excess of the 13,245,569 Shares registered with respect to the Preferred Shares.

       The Company will not receive any of the proceeds from the sale of the Shares. In the United States, the Common Shares are listed for trading under the symbol DAWK on the Nasdaq National Market. On August 7, 2000, the closing sale price of the Common Shares, as reported by the Nasdaq National Market, was $0.875 per share.

                         -----------------------------

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 7 IN THIS PROSPECTUS BEFORE INVESTING IN THE SHARES BEING SOLD WITH THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              Dated August 7, 2000

                                TABLE OF CONTENTS

TABLE OF CONTENTS............................................................................2

ABOUT THIS PROSPECTUS........................................................................4

PROSPECTUS SUMMARY...........................................................................4

   DAW TECHNOLOGIES, INC.....................................................................4
   THE OFFERING..............................................................................5
   SELLING SHAREHOLDERS......................................................................6
   SUBSEQUENT EVENTS.........................................................................6

FORWARD-LOOKING STATEMENTS...................................................................7

RISK FACTORS.................................................................................7

   RISK FACTORS RELATED TO THE COMPANY GENERALLY.............................................7
     We May Continue to Operate at a Net Loss................................................7
     We May Not Be Able to Generate or Raise Sufficient Capital to Meet Present and
     Future Obligations......................................................................8
     Our Line of Credit Will Terminate on August 31, 2000, and We May Be Unable to Find
     Alternative Financing...................................................................8
     The Interest Rate On Our Line of Credit Is Variable, and We Will Be Negatively
     Affected By Any General Increase in Interest Rates......................................9
     Potential Customers May Decide Not to Hire The Company Based On Our Absence of
     Capital or Other Real or Perceived Financial Weaknesses.................................9
     Our Balance Sheet Reflects as a Current Asset a Refundable Foreign Tax That We May
     Not Be Able To Collect..................................................................9
     We Are Dependent on Key Personnel......................................................10
     We Are Dependent Upon A Single Supplier, Or a Limited Group of Suppliers, For
     Certain Key Components to Our Products.................................................10
     We May Be Liable Upon Withdrawal From or Termination of Our Multi-Employer Pension
     Plans..................................................................................10
     Our Operations May Lead to a Substantial Environmental Liability.......................11
   RISK FACTORS RELATED TO THE CLEANROOM INDUSTRY...........................................11
     We Are Highly Dependent On The Semiconductor Industry, Which Is Highly Cyclical........11
     A Few Customers Tend to Account For a Large Percentage of Our Revenue Stream and
     Often Do Not Need Our Products/Services On an Ongoing Basis............................12
     Even If the Semiconductor Industry Recovers and Our Orders Increase, We May Continue
     to Operate At a Loss Because of Small Profit Margins...................................12
     Our Cleanroom Products May Become Obsolete Because of Changes in the Semiconductor
     Industry...............................................................................12
     We Face Competition From Other Single-Source and Component Providers of Cleanrooms
     and Cleanroom Components...............................................................13
     Certain Patents Related to Our Cleanrooms Will Expire in the Near Future, and
     Pending Patent Applications May Be Denied..............................................13
   RISK FACTORS RELATED TO OUR ATTEMPT TO EXPAND INTO NEW INDUSTRIES........................13
     We May Be Unable to Diversify Our Revenue Base.........................................13
     We Have Completed A Limited Number of Orders In the Air-Entrance Business and Are
     Uncertain As to Our Competitive Position...............................................14
     We Face Competition From Other, More Established Air-Entrance Providers................14
   DILUTION AND OTHER RISKS RELATING TO THE COMMON SHARES...................................15
     We Have A Substantial Number of Warrants, Options and Shares of Convertible
     Preferred Stock Outstanding and May Issue A Significant Number of Additional Shares
     Upon Exercise of Conversion Thereof....................................................15
     The Market Price of Our Common Shares Is Extremely Volatile............................16
     We May Be Delisted From the Nasdaq National Market If the Price of Our Common Shares
     Does Not Remain

     Above One Dollar Per Share.............................................................16
     Potential Adverse Effect Of Authorized But Unissued Preferred Stock On Holders Of
     Common Stock; Anti-Takeover Effects....................................................17
     Most of Our Outstanding Shares Are Free Trading And, If Sold In Large Quantities,
     May Adversely Affect the Market Price For Common Shares................................17
     We Have The Right To, and Expect to, Issue Additional Common Shares Without
     Shareholder Approval...................................................................17
     We Have Not Paid Any Dividends and Do Not Expect To Pay Dividends In the Near Future...18

THE COMPANY'S COMMON SHARES.................................................................18

   PRICE RANGE OF COMMON SHARES.............................................................18
   OUTSTANDING SHARES AND NUMBER OF SHAREHOLDERS............................................19
   DIVIDENDS................................................................................19
   TRANSFER AGENT AND REGISTRAR.............................................................19

USE OF PROCEEDS.............................................................................19

DILUTION....................................................................................20

SELLING SHAREHOLDERS........................................................................20

   BENEFICIAL OWNERSHIP OF SELLING SHAREHOLDERS.............................................20
   THE PREFERRED SHARES AND THE WARRANTS....................................................23
   THE ADDITIONAL SHARES....................................................................26

PLAN OF DISTRIBUTION........................................................................26

DESCRIPTION OF COMMON SHARES................................................................27

LEGAL MATTERS...............................................................................28

EXPERTS.....................................................................................28

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................................29

WHERE YOU CAN FIND MORE INFORMATION.........................................................29

                              ABOUT THIS PROSPECTUS

       This Prospectus provides you with a general description of the Company, certain risk factors associated with investment in the Shares, and a description of the contemplated offering. In addition, you should read the additional information described under the heading "Incorporation of Certain Documents by Reference" on page 29 of this Prospectus.

                                    PROSPECTUS SUMMARY

       This summary highlights some information from this Prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire Prospectus.


                             DAW TECHNOLOGIES, INC.

       Daw Technologies, Inc. is a Utah corporation engaged in designing, engineering, installing and servicing clean manufacture environments for the semiconductor industry. Daw also provides contract manufacturing business on an OEM basis for various customers requiring precision sheet metal fabrication or powder-coated epoxy painting. Unless otherwise specified, all references to "Daw," "we" or the "Company" in this Prospectus refer to Daw and its wholly-owned subsidiaries, including Daw Technologies Europe Limited ("DAW EUROPE") and Advanced Manufacturing, Inc. ("ADVANCED MANUFACTURING").

       Through Daw Technologies, Inc. and Daw Europe, we supply ultra-clean manufacturing environments, or cleanrooms, to the semiconductor industry. We are a single-source provider of the entire cleanroom system. We design, engineer, manufacture, install and service certain principal component systems for advanced cleanrooms. We also provide our customers with services to integrate the design, installation and servicing of cleanrooms, including architectural engineering and design, installation, testing, certification, tool fit-up, and continuing on-site service and support. We believe that our integrated approach enables customers to benefit from accelerated cleanroom design and installation, simplified project control, single-source performance certification and cost effectiveness.

       Cleanrooms are critical to the semiconductor manufacturing process. Process yields are highly dependent upon controlling contamination levels and other environmental variables. These variables include the number of particles, humidity, gasses, vibration, temperature and electro-magnetic fields. To be competitive, semiconductor manufacturers must meet stringent standards for cleanliness and environmental control in their fabrication facilities. We believe that our integrated solution allows us to effectively address the requirements of efficient cleanroom design and installation. We market our cleanrooms through a direct sales force to customers building new fabrication facilities or renovating existing facilities. The majority of our business comes from repeat sales to these customers.

       Through Advanced Manufacturing, we also provide contract manufacturing services on an OEM basis for various customers requiring precision sheet metal fabrication or powder-coated epoxy painting. Advanced Manufacturing also designs, manufactures and distributes cleanroom components such as floor, wall and ceiling systems, and designs, develops and distributes proprietary air-entrance systems used in high-volume retail establishments.

       Our Intelligent Enclosures division provides mini-environments and tool enclosure systems for semiconductor capital equipment process tool suppliers. Tool enclosures and mini-environments control particulates, temperature, humidity and airborne molecular contamination of the process tool.

       Daw's principal office is located at 2700 South 900 West, Salt Lake City, Utah 84119 U.S.A., and its telephone number is (801) 977-3100.


                                  THE OFFERING


Common   Shares   offered  by  the   Selling                    14,363,531(1)
Shareholders
Common  Shares  outstanding  prior  to  this                    13,468,613(2)
offering
Common  Shares  outstanding  following  this               27,832,144 (1) (2)
offering, if all Shares are sold

Use of Proceeds                               All proceeds of the offering will
                                              be received by the Selling
                                              Shareholders (other than amounts,
                                              if any, received by us upon
                                              exercise of the Warrants).

Risk Factors                                  You should read the "Risk
                                              Factors," beginning on page 7, as
                                              well as other cautionary
                                              statements throughout this
                                              Prospectus, before investing in
                                              the Shares.

----------
(1) Assumes (a) exercise of all of the Warrants in exchange for 472,500 Shares and immediate re-sale of all such Shares, and (b) conversion of all Preferred Shares in exchange for 13,245,569 Common Shares and immediate resale of such Shares. The actual number of Common Shares outstanding before and after the offering will vary depending upon how many Shares are issued upon the conversion of the Preferred Shares as described in "Selling Shareholders--The Preferred Shares and the Warrants."

(2) Does not include 667,950 Common Shares authorized for issuance upon exercise of outstanding options granted pursuant to Daw's stock option plans, 985,000 Common Shares reserved for the future grant of options under such plans or the 750,000 Common Shares subject to Daw's employee stock purchase plan.

                              SELLING SHAREHOLDERS


       All of the Shares are to be sold by persons who are existing security holders of the Company. Most of the Shares are to be acquired upon exercise of 472,500 Warrants and conversion of 480 Preferred Shares issued in a private placement on April 28, 2000. See "Selling Shareholders--The Preferred Shares and the Warrants." Additionally, one Selling Shareholder acquired 645,462 of the Shares as consideration for the sale of a business unit to Daw on or about April 22, 1998. See "Selling Shareholders--the Additional Shares."

       For purposes of this Prospectus, we have assumed that 13,245,569 Shares will be issued to the Selling Shareholders and sold upon conversion of the outstanding Preferred Shares. Such number represents 218% of the number of Common Shares that would have been issued had such Preferred Shares been converted on July 31, 2000. The number of Shares actually issued pursuant to the conversion of the Preferred Shares may be greater or fewer than 13,245,569 Shares.

       For purposes of this Prospectus, the Company has assumed that the number of Shares issuable upon exercise of each of the Warrants is the number stated on the face thereof. Nonetheless, the number of Shares issuable upon exercise of the Warrants, and available for resale hereunder, is subject to adjustment and could materially differ from the estimated amount depending on the occurrence of a stock split, stock dividend, or similar transaction resulting in an adjustment in the number of Shares subject to the terms of the Warrants. In addition, the number of Shares issuable upon exercise of the Preferred Shares, and available for resale hereunder, is subject to adjustment and could materially differ from the estimated amount depending on the occurrence of a stock split, stock dividend, or similar transaction resulting in an adjustment in the number of Shares issuable upon exercise of the Preferred Shares. Pursuant to Rule 416 of the Securities Act, this Prospectus and the registration statement of which it is a part (the "REGISTRATION STATEMENT") cover a presently indeterminate number of additional Common Shares in the Company issuable as a result of a stock split, stock dividend, or other similar transaction. Neither this Prospectus nor the Registration Statement cover additional Common Shares issuable as a dividend on, or upon conversion of, the Preferred Shares in excess of the 13,245,569 Shares registered with respect to the Preferred Shares.



                                SUBSEQUENT EVENTS


       On July 10, 2000, we sold the assets associated with our sleeper cab manufacturing business to Western Star Trucks US Inc. for approximately $1,000,000. In addition, we retained certain accounts receivables associated with our sleeper cab manufacturing line and will continue to receive payments on such receivables in the ordinary course of business.

                           FORWARD-LOOKING STATEMENTS

       THIS PROSPECTUS CONTAINS VARIOUS FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF THE FORWARD-LOOKING WORDS "ANTICIPATE," "ESTIMATE," "PROJECT," "LIKELY," "BELIEVE," "INTEND," "EXPECT," OR SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS REGARDING FUTURE DEVELOPMENTS, OPERATIONS, OR FINANCIAL CONDITIONS, OR STATE OTHER FORWARD-LOOKING INFORMATION. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS NOTED IN THE FOLLOWING SECTION AND OTHER CAUTIONARY STATEMENTS THROUGHOUT THIS PROSPECTUS AND THE COMPANY'S PERIODIC FILINGS WITH THE SEC THAT ARE INCORPORATED HEREIN BY REFERENCE. YOU SHOULD ALSO KEEP IN MIND THAT ALL FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT'S EXISTING BELIEFS ABOUT PRESENT AND FUTURE EVENTS OUTSIDE OF MANAGEMENT'S CONTROL AND ON ASSUMPTIONS THAT MAY PROVE TO BE INCORRECT. IF ONE OR MORE RISKS IDENTIFIED IN THIS PROSPECTUS OR ANY APPLICABLE FILINGS MATERIALIZES, OR ANY OTHER UNDERLYING ASSUMPTIONS PROVE INCORRECT, THE COMPANY'S ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED, PROJECTED, OR INTENDED.

       AMONG THE KEY FACTORS THAT MAY HAVE A DIRECT BEARING ON THE COMPANY'S OPERATING RESULTS ARE RISKS AND UNCERTAINTIES DESCRIBED UNDER "RISK FACTORS," INCLUDING THOSE ATTRIBUTABLE TO OUR DEPENDENCE UPON THE HIGHLY CYCLICAL SEMICONDUCTOR INDUSTRY, OUR DEPENDENCE ON A FEW CUSTOMERS, CONCERNS ABOUT OUR ABILITY TO RAISE CAPITAL AND TO REPLACE OUR LINE OF CREDIT, OUR ABSENCE OF EXPERIENCE IN OTHER LINES OF BUSINESS AND THE COMPETITIVE NATURE OF THE CLEANROOM BUSINESS.

                                  RISK FACTORS

       BEFORE YOU INVEST IN THE SHARES, YOU SHOULD BE AWARE THAT SUCH INVESTMENT INVOLVES THE ASSUMPTION OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE THE SHARES.


                  RISK FACTORS RELATED TO THE COMPANY GENERALLY


WE MAY CONTINUE TO OPERATE AT A NET LOSS.

       Daw experienced a net loss of $7,641,000 in 1999, $3,922,000 in 1998 and $2,259,000 in 1997. Although we are hopeful that the pricing and quantity of our sales of cleanrooms and other products will increase to the point that we will earn a net profit, we can provide no assurance that our operations will be profitable any time in the near or distant future. If we are unable to earn a profit, we will not be able to make distributions to shareholders in the future and, at some point, Daw may not be able to continue as a going concern.

WE MAY NOT BE ABLE TO GENERATE OR RAISE SUFFICIENT CAPITAL TO MEET PRESENT AND FUTURE OBLIGATIONS.

       As of March 31, 2000, among other liabilities, we owed $10,499,000 in accounts payable and had an outstanding balance on our revolving line of credit of $5,468,000. Although, as of March 31, 2000, we had net accounts receivable of $9,853,000 and other currents assets, and although we recently received net proceeds of approximately $4,800,000 from our private placement of the Preferred Shares, we may not be able to convert all such current assets into cash or otherwise pay off our short-term and long-term indebtedness. In such event, or in the event we continue to operate at a net loss, are unable to replace our line of credit, or otherwise need additional funds, we will need to engage in additional financing activities. If we need additional capital, we may not be able to obtain the amount of additional capital needed or may be forced to pay an extremely high price for capital. Factors affecting the availability and price of capital may include, without limitation, the following:

       - market factors affecting the availability and cost of capital generally;
       -      the performance of Daw;
       -      the size of Daw's capital needs;
       -      the credit history of Daw;
       - fluctuations in the size and profitability of the computer chip market;
       -      the economics of projects being pursued; and
       - industry perception of Daw's ability to compete in the manufacture and installation of cleanrooms and other markets in which Daw becomes involved.

       If we are unable to obtain sufficient capital or are forced to pay a high price for capital, we may be unable to continue development of our cleanroom business, continue expansion into new business lines or otherwise pursue and fully exploit existing or future development opportunities and may have to significantly scale back or terminate our operations. In addition, because of their size, resources, history and other factors, certain competitors of Daw may have better access to capital than Daw and, as a result, may be able to exploit opportunities more rapidly, easily or thoroughly than Daw.

OUR LINE OF CREDIT WILL TERMINATE ON AUGUST 31, 2000, AND WE MAY BE UNABLE TO FIND ALTERNATIVE FINANCING.


       We maintain a revolving line of credit with a domestic bank for the lesser of $5.0 million or the available borrowing base (calculated as a percentage of receivables). Such line of credit is collateralized by certain domestic receivables and inventories. Such line of credit initially expired on December 31, 1999, but was extended until August 31, 2000 on the condition that terms of the line of credit were modified to our detriment, including an increase in the rate of interest charged on the line of credit. Our outstanding balance on such line of credit was $5,258,000 on March 31, 2000, and we do not expect to have sufficient cash available to repay all amounts owed under the line of credit on August 31, 2000.

       Although we are presently seeking alternative sources of financing, we can provide no assurance that we will be able to find a bank or other entity to provide a line of credit or alternative financing on satisfactory terms. If we are unable to find an alternative source of financing on satisfactory terms, we may be forced to accept extremely restrictive and costly terms in connection with any additional financing or, if we are unable to obtain financing on any terms, we may be in breach of the agreements governing our existing line of credit on August 31, 2000. The bank has available extensive remedies under such agreements.


THE INTEREST RATE ON OUR LINE OF CREDIT IS VARIABLE, AND WE WILL BE NEGATIVELY AFFECTED BY ANY GENERAL INCREASE IN INTEREST RATES.

       The interest rate on our revolving line of credit is presently 5% above the prime rate offered by the lending institution (prime rate was 10.5% as of March 31, 2000). Said prime rate generally increases in response to an increase in the so-called "federal funds rate" by the United States Federal Reserve Bank or an increase in other benchmark interest rates. Analysts predict that interest rates will increase throughout the 2000 calendar year, and interest rates may increase dramatically. Any increase in the prime rate of the issuer of our revolving line of credit (or any subsequent lender) will have an adverse effect, and may have a material adverse affect, on our financial position.

POTENTIAL CUSTOMERS MAY DECIDE NOT TO HIRE THE COMPANY BASED ON OUR ABSENCE OF CAPITAL OR OTHER REAL OR PERCEIVED FINANCIAL WEAKNESSES.

       We attempt to market our cleanrooms, in part, on the premise that we can provide an integrated cleanroom solution from design through installation and certification. We believe that one of the factors potential customers will consider in determining whether to delegate responsibility for the cleanroom to us is our financial condition--which affects the customer's perception of our ability to perform our contracts and stand behind our products. We may lose existing contracts or fail to obtain contracts because of a customer's perception that the strength and long term viability of the Company is in doubt.

       We are required to post surety bonds as a condition to bid for and obtain many of our contracts. Our ability to obtain bonding is dependent upon, among other things, our sureties' analysis of our financial condition. We believe that we have been limited in obtaining surety bonds in the past due to the amount of our stockholders' equity and working capital. An insufficient amount of stockholders' equity or working capital may inhibit our ability to bid for and obtain large contracts.

OUR BALANCE SHEET REFLECTS AS A CURRENT ASSET A REFUNDABLE FOREIGN TAX THAT WE MAY NOT BE ABLE TO COLLECT.

       Prior to 1999, we withheld and tendered to the government of Israel a percentage of the revenues we received from customers located in Israel in order to cover anticipated tax liabilities to the government of Israel with respect to such sales. We currently believe that we have no tax liability and are entitled to a refund of all, or substantially all, of the approximately $2,185,000 we withheld and tendered to Israeli authorities. The $2,185,000 we believe that we are owed by the government of Israel is carried on our balance sheet as a current asset under the category "Other Current Assets." We can provide no assurance that the government of Israel will refund such money. If the government of Israel does not willingly refund such money in response to our requests, we will not likely be able to legally compel the government of Israel to do so.

WE ARE DEPENDENT ON KEY PERSONNEL.

       We are highly dependent on the principal members of our management and technical staff, the loss of whose services might impede our ability to compete. In addition, our ability to recruit and retain highly qualified technical and management personnel is critical to our success. Although we hope to be successful in recruiting and retaining skilled and experienced management and technical personnel, we may not be able to recruit and retain such personnel on acceptable terms, given the competition between numerous manufacturing and semiconductor-related companies. We have not obtained key man life insurance on any of our management or technical personnel other than Ronald W. Daw. The failure to recruit and retain such personnel could materially adversely affect prospects for our success.

WE ARE DEPENDENT UPON A SINGLE SUPPLIER, OR A LIMITED GROUP OF SUPPLIERS, FOR CERTAIN KEY COMPONENTS TO OUR PRODUCTS.

       Certain of the components and sub-assemblies included in our products are obtained from a single supplier or a limited group of suppliers. For example, we currently have one supplier which makes the castings for our floor systems. In addition, any paint customized for a specific project will generally be supplied by a single paint company. Disruption or termination of these sources could have a temporary adverse effect on our operations. Although we may be able to obtain and qualify alternative sources to supply these products, there is no assurance we will be able to do so. A prolonged inability to obtain certain components could have an adverse effect on our operating results and even a temporary delay could cause the Company to miss installation deadlines, and possibly permanently damage customer relationships.


WE MAY BE LIABLE UPON WITHDRAWAL FROM OR TERMINATION OF OUR MULTI-EMPLOYER PENSION PLANS.

       We contribute to several multi-employer pension plans for employees covered by collective bargaining agreements. Employees covered by these plans are engaged solely in on-site installation of cleanrooms. These plans are not administered by us, and contributions are determined in accordance with provisions of negotiated labor contracts. Our contributions to the multi-employer pension plans totaled approximately $128,000 in 1999, $269,000 in 1998 and $303,000 in 1997. Information with respect to the Company's proportionate share of the excess, if any, of the actuarially computed value of vested benefits over the total pension plans' net assets, may not be available from the plans' administrators. The Multi-Employer Pension Plan Amendments Act of 1980 (The "MULTI-EMPLOYER ACT") significantly increased the pension responsibilities of participating employers. Under the provisions of the Multi-Employer Act, if the plans terminate or we withdraw, we could be subject to a withdrawal liability.

OUR OPERATIONS MAY LEAD TO A SUBSTANTIAL ENVIRONMENTAL LIABILITY.

       All of our manufacturing, installation and other activities is subject to federal, state, and local environmental laws. Under such laws, we may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation, and/or removal of substances discovered on any properties we own or use which are deemed by the federal and/or state government to be toxic or hazardous ("HAZARDOUS SUBSTANCES"). Courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal or transportation of Hazardous Substances. We presently use some use Hazardous Substances and, although we employ all reasonably practicable safeguards to prevent any liability under applicable laws relating to Hazardous Substances, companies that use Hazardous Substances are inherently subject to substantial risk that environmental remediation will be required.


                 RISK FACTORS RELATED TO THE CLEANROOM INDUSTRY


WE ARE HIGHLY DEPENDENT ON THE SEMICONDUCTOR INDUSTRY, WHICH IS HIGHLY CYCLICAL.

       Our principal line of business is an integrated systems solutions provider of cleanrooms and cleanroom component systems for the semiconductor industry. Major cleanroom expenditures generally occur in conjunction with the initial construction or substantial renovation of a semiconductor fabrication facility. Accordingly, our business depends in large part upon the capital expenditures of semiconductor manufacturers, which in turn depends upon the current and anticipated demand for computer chips and products using computer chips. The semiconductor industry is highly cyclical and has often experienced periodic downturns, which have had a severe adverse effect on the capital expenditures of semiconductor manufacturers.

       Chip sales peaked at $150 billion in 1995, at which time capital spending by chip manufacturers surged to about $45 billion per year. As chips sales declined to about $122 billion in 1999, capital spending on new equipment and facilities plunged to less than $30 billion in 1999. Although the market for computer chips has improved recently, a downturn in the near future is possible and, given the cyclical nature of the semiconductor business, a downturn sometime in the future is likely.

       Even if computer chip sales do increase, semiconductor manufacturers may not correspondingly increase their orders for new or renovated fabrication facilities. In addition, purchase of cleanrooms and related products by chip manufacturers typically lags behind an expansion by at least one year. Unless the semiconductor industry continues to expand, and chip manufacturers correspondingly expand their need for cleanrooms, we may not be able to generate a profit in the near or distant future.

A FEW CUSTOMERS TEND TO ACCOUNT FOR A LARGE PERCENTAGE OF OUR REVENUE STREAM AND OFTEN DO NOT NEED OUR PRODUCTS/SERVICES ON AN ONGOING BASIS.

       In the past, we have typically had between one and three customers that each account for more than 10% of our revenues in each fiscal year. For example, in 1999, our top three customers accounted for 45% of our revenues, and in 1998, our top two customers accounted for 27% of our revenues. Moreover, because purchasers of new cleanrooms (or substantial renovations to existing cleanrooms) typically do not need the same number of cleanrooms or renovations in subsequent years, customers who account for a significant amount of our revenues in one year do not necessarily remain significant in subsequent years. The reduction, delay or cancellation of orders from, or loss of, one or more significant customers could have a material adverse effect on our operating results. Moreover, even if we retain current customers, the viability of our cleanroom business is dependent upon our ability to find additional customers in the future.

EVEN IF THE SEMICONDUCTOR INDUSTRY RECOVERS AND OUR ORDERS INCREASE, WE MAY CONTINUE TO OPERATE AT A LOSS BECAUSE OF SMALL PROFIT MARGINS.

       Our gross profit (i.e., the difference between gross revenues and costs of goods sold) has decreased in each of the last three years. We believe that the decrease in gross margin in recent years is primarily the result of the semiconductor industry downturn, which generally resulted in fewer contracts available to bid, a significant increase in price competition on contracts that were awarded, and reduced margins on such contracts. The downturn has resulted in fewer contracts awarded and those that are awarded being awarded after a highly competitive bidding process--which places significant downward pressure on pricing and results in lower margins. We believe that if the semiconductor industry recovers, such downward pressure on prices and margins may be reduced. Nonetheless, we can provide no assurance that prices and gross margins will not continue to decrease. If gross margins and profits continue to decrease or remain flat, our ability to earn a profit will be adversely affected.

OUR CLEANROOM PRODUCTS MAY BECOME OBSOLETE BECAUSE OF CHANGES IN THE SEMICONDUCTOR INDUSTRY.

       The semiconductor industry is marked by rapid changes in technology. Any changes in manufacturing techniques or underlying semiconductor technology may require a corresponding change in our cleanroom systems. Changes in manufacturing techniques may also affect cleanroom design and efficiency requirements. The changes required of our products may require quantitative changes in the number and size of particles allowed in the cleanroom, in addition to qualitative changes to protect the manufacturing process from radiation, impure gasses or other non-particulate contamination. Potential increasing use of mini-environments or SMIF ("STANDARD MECHANICAL INTERFACE") tools within the cleanroom will also affect cleanroom design. There can be no assurance that we will be able to adapt to technological change in the industry. In addition, there can be no assurance that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior performance or features and render our products uncompetitive. Failure to adapt to changes in the industry or to develop and introduce product enhancements or to gain customers' acceptance of such products in a timely fashion would harm our competitive position.

WE FACE COMPETITION FROM OTHER SINGLE-SOURCE AND COMPONENT PROVIDERS OF CLEANROOMS AND CLEANROOM COMPONENTS.

       We compete with a number of companies providing cleanroom products and services, many of which may have significantly greater financial and capital resources than ourselves. We compete with other cleanroom component manufacturers for the manufacture of cleanrooms and components. We compete with architectural and engineering firms for the provision of cleanroom design and engineering services. In addition, we compete with specialized cleanroom integrators for installation and on-site management services. We believe the principal competitive factors in the cleanroom industry are quality, time to completion, reliability, responsiveness for design and installation, product performance and price. With the decline of the semiconductor industry in recent years, price competition has become particularly fierce and inhibited our ability to operate profitably. Despite our efforts to match or exceed our competitors with respect to principal competitive factors, we may be unable to remain competitive with respect to such factors in the near or distant future.


CERTAIN PATENTS RELATED TO OUR CLEANROOMS WILL EXPIRE IN THE NEAR FUTURE, AND PENDING PATENT APPLICATIONS MAY BE DENIED.

       We currently hold nine United States patents with respect to various aspects of our cleanroom wall systems, floor systems and air handling systems. Such patents expire at various times from May 2007 through January 2010. We also have an application for an additional patent on file with the U.S. Patent and Trademark Office and certain foreign offices. Although we believe that the success, if any, of our cleanroom business will depend more on continued innovation, technical know-how and responsiveness to client needs than on patented technology, the expiration of existing patents or denials of pending patent applications may have a negative effect on our competitiveness. Moreover, we may be forced to incur significant costs to defend our patent rights. In addition, although we believe that our products do not infringe any valid existing proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future. There also may be pending patent applications or issued patents of which we are not aware that we may need to license or challenge at significant expense. There can be no assurance that any such license would be available on acceptable terms, if at all, or that we would prevail in any such challenge.


        RISK FACTORS RELATED TO OUR ATTEMPT TO EXPAND INTO NEW INDUSTRIES


WE MAY BE UNABLE TO DIVERSIFY OUR REVENUE BASE.

       During 1999, we earned approximately 75% of our revenues from cleanrooms and related products. Given our dependence on the semiconductor industry and its cyclical nature, we are attempting to diversify our business to the point that 40% of our revenue is generated from sources other than cleanrooms and related products, including:

       - manufacture and installation of air-entrance systems for large retail establishments;
       - other types of OEM manufacturing that require precision sheet metal fabrication or specialized powder-coated painting.

       During 1999, only 25% of our revenues were from such alternative sources, and we recently sold our sleeper cab manufacturing business that accounted for a substantial portion of our non-cleanroom revenues. See "Subsequent Events." The sale of our sleeper cab manufacturing business will substantially impair our ability to achieve our goal of 40% non-cleanroom revenues in the foreseeable future. We can provide no assurance that we will accomplish our goal of earning 40% of our revenues from sources other than cleanrooms and cleanroom products or that, if we do, such alternative lines of business will be profitable. If we are unable to diversify our lines of business, we will continue to be extremely dependent upon the highly cyclical semiconductor industry.

WE HAVE COMPLETED A LIMITED NUMBER OF ORDERS IN THE AIR-ENTRANCE BUSINESS AND ARE UNCERTAIN AS TO OUR COMPETITIVE POSITION.

       As part of our strategy to diversify our business, we recently expanded our business to include the design, manufacture and installation of air-entrance systems for large retail establishments. Such air-entrance systems are doorless (permitting a large number of customers to move in and out easily), but protect the interior climate from the exterior climate through the use of carefully directed airflow. Revenues from our air-entrance systems business were approximately $100,000 in 1999, representing less than 1% of our gross revenues. As of the date of this Prospectus, we have limited experience in the air-entrance business and only two customers. We may not be able to attract additional customers. Our existing customers may decide not to purchase additional air-entrance systems from us. If we are unable to expand our air-entrance design, manufacturing and installation business, we may be forced to discontinue such line of business, increasing our dependency on the volatile cleanroom manufacturing business.

WE FACE COMPETITION FROM OTHER, MORE ESTABLISHED AIR-ENTRANCE PROVIDERS.

       We have only recently entered into the business of manufacturing and installing air-entrance systems. The market for the production of air-entrance systems has historically been dominated by a single supplier, which, as the principal supplier of air-entrance systems for numerous years, has an extensive network of customer relationships, extensive experience in the business and an ascertainable performance record. In order for us to expand our air-entrance manufacturing and installation business beyond its current, infant stage, we will have to expand our relationship with our current customers and recruit new customers, most of whom have an existing business relationship with the dominant supplier in the industry. We may prove unable to either expand the amount of business we receive from our current customers or attract additional customers.

             DILUTION AND OTHER RISKS RELATING TO THE COMMON SHARES


WE HAVE A SUBSTANTIAL NUMBER OF WARRANTS, OPTIONS AND SHARES OF CONVERTIBLE PREFERRED STOCK OUTSTANDING AND MAY ISSUE A SIGNIFICANT NUMBER OF ADDITIONAL SHARES UPON EXERCISE OF CONVERSION THEREOF.

       As of December 31, 1999, there were outstanding warrants and options to purchase up to 741,500 (667,950 as of July 31, 2000) Common Shares at a weighted average exercise price of $2.03 per share. The existence of such warrants and options may hinder future equity offerings by Daw, and the exercise of such warrants and options may further dilute the interests of all shareholders. Future resale of the Common Shares issuable on the exercise of such warrants and options may have an adverse effect on the prevailing market price of the Common Shares. Furthermore, the holders of warrants and options may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

       In addition, as of the date of this Prospectus, there are 480 Preferred Shares outstanding, which shares are convertible into Common Shares at the following conversion rate: the stated value of each Preferred Share ($10,000 plus accrued unpaid dividends at the rate of 3% per annum) divided by the lesser of (1) $1.32 per Common Share; or (2) 80% of the average of the five lowest consecutive closing bid prices of the Common Shares during the twenty-five trading days preceding the date the Preferred Shares are converted. Under this conversion formula, each Preferred Share is convertible at the minimum rate of one Common Share per $1.32 of stated value. To the extent the average of the five lowest consecutive closing bid prices of the Common Shares during the twenty-five trading days preceding the conversion of the Preferred Shares is less than $1.65 per share, the number of shares issuable upon conversion of the Preferred Shares increases significantly as the market price of our Common Shares decline. A decline in the market price of our Common Shares could be caused or exacerbated by the conversion of the Preferred Shares and subsequent sale of the Common Shares issuable upon such conversion. A decline in the market price of our Common Shares could also encourage short sales on the part of the holders of the Preferred Shares or others, which short sales could further depress the market price of our Common Shares. The conversion of the Preferred Shares may cause substantial dilution to existing shareholders, particularly if the market price of the Common Shares remains below $1.65 per share.

       In order to illustrate the relationship between our the market price of our Common Shares and the number of shares issuable upon conversion of the Preferred Shares, the following table sets forth how many additional Shares would be issued upon conversion of all 480 outstanding Preferred Shares (Stated Value of $10,000; assuming no accrued dividends) if the average of the five lowest consecutive closing bid prices of the Common Shares during the twenty-five trading days preceding the date of conversion were (a) $1.65 or greater per share, (b) $1.30 per share (c) $1.00 per share, (d) $.75 per share, and (e) $.50 per share. Such prices are selected for illustration purposes only and do not reflect the Company's actual estimate of the average of the five lowest consecutive closing bid prices of the Common Shares during any twenty-five trading day period.

SHARES ISSUABLE UPON CONVERSION OF ALL 480 OUTSTANDING PREFERRED SHARES (STATED VALUE $10,000 PER SHARE; ASSUMING NO ACCRUED DIVIDENDS) IF THE AVERAGE OF THE FIVE LOWEST CONSECUTIVE CLOSING BID PRICES OF THE COMMON SHARES DURING THE PRECEDING TWENTY-FIVE TRADING DAYS IS AS FOLLOWS:

$1.65 OR         $1.30         $1.00          $.75          $.50
GREATER
3,636,363        4,615,384     6,000,000      8,000,000     12,000,000

THE MARKET PRICE OF OUR COMMON SHARES IS EXTREMELY VOLATILE.

       Our Common Shares are listed on the Nasdaq National Market. Trading in our Common Shares has been characterized by a high degree of volatility. See "The Company's Common Shares--Price Range of Common Shares." Trading in our Common Shares may continue to be characterized by extreme volatility for numerous reasons, including the following:

       - Changes in the strength and profitability of the semiconductor industry;

       - Uncertainty regarding the competitiveness and viability of our attempt to establish Daw in the air-entrance systems and OEM manufacturing industries;

       - Dominance of trading in the Common Shares by a small number of firms;

       -      Positive or negative announcements by us or our competitors;

       - Industry trends, general economic conditions in the United States or elsewhere, or the general markets for cleanroom systems and our other products and services;

       - The announcement of financial or research and development results that differ from analyst and investor expectations, regardless of our health;

       -      Significant changes in our future prospects; and

       - Speculation by short sellers of Common Shares or other persons who stand to profit from a rapid increase or decrease in the price of the Common Shares.


WE MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF THE PRICE OF OUR COMMON SHARES DOES NOT REMAIN ABOVE ONE DOLLAR PER SHARE.

       Effective February 12, 1998, Nasdaq adopted a rule requiring that the minimum bid price for shares of common stock listed on the Nasdaq National Market equal or exceed $1.00 per share. On October 15, 1999, we received written notice from Nasdaq advising us that the bid price of our Common Shares was below $1.00 per share and that, if such problem was not remedied within ninety days, Nasdaq would delist the Common Shares from the Nasdaq National Market. During early 2000, the bid price of the Common Shares rose above $1.00 per share and delisting was avoided. Nonetheless, the market price of our Common Shares has historically been highly volatile. During the weeks prior to the date of this Prospectus, the price of our Common Shares fell below $1.00 on several occasions.

       If the bid price of our Common Shares again falls below $1.00, in light of our previous non-compliance with the $1.00 minimum bid price requirement, it is reasonable to expect Nasdaq to act promptly to delist our Common Shares from the Nasdaq National Market. Our Common Shares will likely be eligible for quotation on the Nasdaq OTC Bulletin Board or other quotation service following any such delisting. Nonetheless, we can provide no assurance that our Common Shares will be eligible for trading on any other quotation service. Moreover, even if our Common Shares are quoted on another service, the fact of being delisted may lead to a decline in the market price and liquidity of our Common Shares and increased price volatility.

POTENTIAL ADVERSE EFFECT OF AUTHORIZED BUT UNISSUED PREFERRED STOCK ON HOLDERS OF COMMON STOCK; ANTI-TAKEOVER EFFECTS.

       Our Board of Directors has authority to issue up to 10,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of the Common Shares are subject to, and may be adversely affected by, the rights of the holders of the Preferred Shares or any shares of Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Shares, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Shares.

MOST OF OUR OUTSTANDING SHARES ARE FREE TRADING AND, IF SOLD IN LARGE QUANTITIES, MAY ADVERSELY AFFECT THE MARKET PRICE FOR COMMON SHARES.

       Most of the approximately 13,468,613 Common Shares issued and outstanding as of July 31, 2000 (i) are free-trading; (ii) have been held for in excess of one year and therefore, despite being issued as "restricted securities" may be eligible for resale under Rule 144 promulgated under the Securities Act ("RULE 144"); or (iii) will be registered for resale pursuant to the Registration Statement. Although the resale of certain of these shares may be subject to the volume limitations and other restrictions under Rule 144 (as described below), the possible resale of the remaining shares may have an adverse effect on the market price for the Common Shares.


WE HAVE THE RIGHT TO, AND EXPECT TO, ISSUE ADDITIONAL COMMON SHARES WITHOUT SHAREHOLDER APPROVAL.

       The Company has authorized capital of 50,000,000 Common Shares, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share. As of July 31, 2000, there were issued and outstanding 13,468,613 Common Shares and 480 shares of Preferred Stock (convertible into Common Shares at the rate described in "Selling Shareholders--The Preferred Shares and the Warrants"). In addition, there are 667,950 Common Shares reserved for issuance on the exercise or conversion of outstanding warrants, options, and similar rights to acquire Common Shares. We have no means to control the timing of the conversion of convertible securities. Our Board of Directors has authority, without action or vote of the holders of the Common Shares, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of the Company's shareholders and may dilute the book value of the Common Shares.

WE HAVE NOT PAID ANY DIVIDENDS AND DO NOT EXPECT TO PAY DIVIDENDS IN THE NEAR FUTURE.

       We have not paid, and do not plan to pay, dividends on our Common Shares in the foreseeable future, even if the Company becomes profitable. Earnings, if any, are expected to be used to advance the Company's activities and for general corporate purposes, rather than to make distributions to shareholders.

                           THE COMPANY'S COMMON SHARES

                          PRICE RANGE OF COMMON SHARES

       Our Common Shares are listed and traded on the Nasdaq Stock Market (National Market System) under the symbol "DAWK." The following table sets forth, for the periods indicated, the high and low sale prices for the Company's Common Shares, as reported on the Nasdaq Stock Market for the first two quarters of 2000, the third quarter of 2000 to date and the years ended December 31, 1999 and 1998, respectively.




FISCAL YEAR TO END DECEMBER 31, 2000          HIGH                  LOW
                                            -------               -------
1st Quarter                                 $ 3.625               $ 0.563
2nd Quarter                                 $2.0625               $ 1.125
3rd Quarter (through July 31)               $1.3438               $  .875


FISCAL YEAR ENDED DECEMBER 31, 1999           HIGH                  LOW
                                             ------                ------
1st Quarter                                  $1.969                $1.000
2nd Quarter                                   1.500                 1.094
3rd Quarter                                   1.469                 0.688
4th Quarter                                   0.813                 0.500

FISCAL YEAR ENDED DECEMBER 31, 1998           HIGH                  LOW
                                             ------                ------
1st Quarter                                  $1.906                $1.219
2nd Quarter                                   2.938                 1.375
3rd Quarter                                   2.313                 1.219
4th Quarter                                   1.219                 0.656


       The last sale price of the Common Shares, as reported on the Nasdaq National Market, on August 7, 2000 was $0.875 per share.


                  OUTSTANDING SHARES AND NUMBER OF SHAREHOLDERS

       As of July 31, 2000, the Company had 13,468,613 Common Shares outstanding, held by 132 shareholders of record, which does not include shareholders whose shares are held in securities position listings.



                                    DIVIDENDS


       The Company did not pay or declare dividends on its Common Shares during the years ended December 31, 1999, 1998 and 1997. The Company currently anticipates that it will retain all available funds to finance its future growth and business expansion. The Company does not presently intend to pay cash dividends in the foreseeable future. Under the terms of the Company's revolving line of credit agreement, the Company has agreed not to pay any dividends during the terms of such agreement.


                          TRANSFER AGENT AND REGISTRAR


       The Transfer Agent and Registrar for the Common Shares is Zions First National Bank, 10 East South Temple Street, No. 300, P.O. Box 30880, Salt Lake City, Utah 84130.

                                 USE OF PROCEEDS

       All proceeds from any sale of Shares, less commissions and other customary fees and expenses, will be paid directly to the Selling Shareholders selling the Shares. Daw will not receive any proceeds from the sale of any of the Shares. Daw may receive proceeds from the exercise of the Warrants; however, because the Warrants include a cashless exercise option, Daw may or may not receive proceeds upon exercise of the Warrants.

                                    DILUTION

       The Company's unaudited net tangible book value at March 31, 2000 was $10,145,000, or approximately $0.75 per Common Share outstanding (assuming 13,468,613 Common Shares were outstanding on such date). Investors who purchase Shares may suffer an immediate dilution of the difference between the purchase price per Offered Share and approximately $0.75.

                              SELLING SHAREHOLDERS

                  BENEFICIAL OWNERSHIP OF SELLING SHAREHOLDERS


       The table that begins on the top of the next page sets forth, as of the date of this Prospectus:

       -      the name of each Selling Shareholder,
       - certain beneficial ownership information with respect to the Selling Shareholders,
       - the number of Shares that may be sold from time to time by each Selling Shareholder pursuant to this Prospectus, and
       - the amount (and, if one percent or more, the percentage) of Common Shares to be owned by each Selling Shareholder if all Shares are sold.

       Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common Shares that are issuable upon the exercise of outstanding options, warrants, convertible Preferred Stock or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Shareholder's percentage ownership of outstanding Common Shares.

       Please note that the documents governing the Preferred Shares and the Warrants prohibit the conversion of such Preferred Shares or the exercise of such Warrants if, after such transaction, such holder, together with any of its affiliates, would beneficially own over 4.999% of the outstanding Common Shares. This restriction may be waived by each holder on not less than 61 days' notice to us. Accordingly, the number of Common Shares listed in the table below as being beneficially owned by each of the Selling Shareholders includes only the Common Shares that are issuable to each Selling Shareholder upon conversion of his/its Preferred Shares and exercise of his/its Warrants as of July 31, 2000, assuming application of the 4.999% limitation. Information regarding the number of Common Shares that would have been issuable to such Selling Shareholder on such date if he/it waived the 4.999% limitation, or avoided its affect through a series of acquisitions and sales, is contained in the footnotes to the beneficial ownership table.

                                                                                            SHARES BENEFICIALLY
                                      BENEFICIAL OWNERSHIP                                 OWNED UPON COMPLETION
                                       PRIOR TO OFFERING                                     OF THE OFFERING(1)
                                   --------------------------                             ------------------------
                                   NUMBER OF                        SHARES BEING          NUMBER OF      NUMBER OF
 BENEFICIAL OWNER                   SHARES         PERCENT(2)         OFFERED              SHARES        PERCENT
 ----------------                  ---------       ----------       ------------          ------------------------
J. Weston Daw                     2,209,643(3)       16.4%           2,834,494(4)       2,209,643(3)      13.6%

Ronald W. Daw                     2,046,699(5)         15%             850,348(4)       2,046,699(5)      14.1%

Deephaven Private
Placement  Trading Ltd.             708,725(6)        4.9%           4,960,364(4)               0           --

West End Maccabee Fund,             708,725(7)        4.9%           3,968,291(4)               0           --
L.P.

Intelligent Enclosures,             645,462           4.8%             645,462                  0           --
Inc.
WETI Global Fund Ltd.               335,206(8)        2.4%             708,623(4)               0           --

West End Maccabee Offshore
Fund Ltd.                           134,082(9)          *              283,449(4)               0           --

Cardinal Securities, LLC             87,500(10)         *               87,500                  0           --

Institutional Finance                25,000(11)         *               25,000                  0           --
Group, Inc.

All Selling Shareholders as
a group                           6,901,042(12)        44%(10)      14,363,531          4,256,342         27.7%


*      Represents less than one percent of the outstanding Common Shares.

(1) Assuming the sale by each Selling Shareholder of all of the Shares offered hereunder by such Selling Shareholder. There can be no assurance that any of the Shares will be sold.

(2) The percentages set forth in this column have been computed assuming the number of Common Shares outstanding equals the sum of (a) 13,468,613, which is the number of Common Shares outstanding on July 31, 2000, and
       (b) Common Shares subject to options, warrants and shares of Preferred Stock and other purchase rights held by the person(s) with respect to which such percentage is calculated (including the Warrants), to the extent exercisable within 60 days of the date of this Prospectus. In determining how many Common Shares are issuable upon conversion of the outstanding Preferred Shares and exercise of outstanding Warrants, we have assumed that all of the outstanding Preferred Shares were converted and all Warrants were exercised on July 31, 2000, subject to the application of the 4.999% limitation. This Prospectus and the Registration Statement covers 218% of the Common Shares that would have been issued had all of the Preferred Shares been converted on July 31, 2000 assuming that application of the 4.999% provision had been duly waived. See "--The Preferred Shares and the Warrants."

(3) Represents 2,209,643 issued and outstanding Common Shares presently beneficially owned by Mr. J.W. Daw. As a result of the application of the 4.999% limitation, the number of Shares beneficially owned by Mr. J.W. Daw does not include any of the Shares that would be issued upon exercise of the Preferred Shares and Warrants had such securities been converted/exercised on July 31, 2000. If Mr. J.W. Daw were to have waived the application of the 4.999% limitation as of such date, 1,265,823 Shares would have been issuable upon conversion of the 100 Preferred Shares and 75,000 Shares would have been issuable upon exercise of the 75,000 Warrants held by him on July 31, 2000.

(4) As required by a Registration Rights Agreement to which this Selling Shareholder is a party, the number of Shares that may be offered pursuant to this Prospectus is a number of Shares equal to the sum of (i) 200% of the number of Common Shares issuable upon conversion in full on July 31, 2000 of the Preferred Shares owned by such Selling Shareholder, assuming that dividends had accrued thereon at the rate of 3% for three years, that such accrued dividends had been added to the stated value of such Preferred Shares and that the 4.999% limitation had been duly waived, and
       (ii) the number of Common Shares issuable upon exercise in full of the Warrants owned by such Selling Shareholder, assuming that the 4.999% limitation had been duly waived.

(5) Represents Common Shares presently beneficially owned by Mr. R.W. Daw (including 440,200 owned of record by Mr. R.W. Daw, 1,211,499 owned jointly with his wife, 219,900 owned by a family limited partnership, 100 held by a minor daughter, and 175,000 underlying presently exercisable options). As a result of the application of the 4.999% limitation, the number of Shares beneficially owned by Mr. R.W. Daw does not include any of the Shares that would be issued upon exercise of the Preferred Shares and Warrants had such securities been converted/exercised on July 31, 2000. If Mr. R.W. Daw were to have waived the application of the 4.999% limitation as of such date, 379,747 Shares would have been issuable upon conversion of the 30 Preferred Shares and 22,500 Shares would have been issuable upon exercise of the 22,500 Warrants held by him on July 31, 2000.

(6) Represents the 708,725 Shares that would be issued upon exercise of the Preferred Shares and Warrants had such securities been converted/exercised on July 31, 2000, assuming application of the 4.999% limitation. Nonetheless, the 4.999% limitation would not prevent Deephaven from acquiring and selling in excess of 4.999% of our Common Shares through a series of conversions and sales of the Preferred Shares and exercises and sales of the Warrants. If Deephaven were to have waived the application of the 4.999% limitation as of such date, 2,215,190 Shares would have been issuable upon conversion of the 175 Preferred Shares and 131,250 Shares would have been issuable upon exercise of the 131,250 Warrants held by it on July 31, 2000.

(7) Represents the 708,725 Shares that would be issued upon exercise of the Preferred Shares and Warrants had such securities been converted/exercised on July 31, 2000, assuming application of the 4.999% limitation. Nonetheless, the 4.999% limitation would not prevent West End from acquiring and selling in excess of 4.999% of our Common Shares through a series of conversions and sales of the Preferred Shares and exercises and sales of the Warrants. If West End were to have waived the application of the 4.999% limitation as of such date, 1,772,152 Shares would have been issuable upon conversion of the 140 Preferred Shares and 105,000 Shares would have been issuable upon exercise of the 105,000 Warrants held by it on July 31, 2000.

(8) Includes 18,750 Shares issuable by us upon exercise of Warrants held by WETI and the 316,456 Shares that would have been issuable had WETI converted all of its 25 Preferred Shares on July 31, 2000.

(9) Includes 7,500 Shares issuable by us upon exercise of Warrants held by West End Offshore and the 126,582 Shares that would have been issuable had West End Offshore converted all of its 10 Preferred Shares on July 31, 2000.

(10) Includes 87,500 Shares issuable by us upon exercise of the Warrants held by Cardinal.

(11) Includes 25,000 Shares issuable by us upon exercise of the Warrants held by Institutional Finance Group, Inc.

(12) Includes the 1,972,988 Shares that would be issued upon exercise of the Preferred Shares and Warrants had such securities been converted/exercised on July 31, 2000, assuming application of the 4.999% limitation. If all Selling Shareholders were to have waived the application of the 4.999% limitation as of such date or taken steps to avoid application of the 4.999% limitation through a series of exercises and immediate sales, 6,548,449 Shares would have been issuable upon conversion of the Preferred Shares and exercise of the Warrants held by the Selling Shareholders on July 31, 2000 (increasing the total number of Common Shares owned by the Selling Shareholders as a group to 11,450,253 Common Shares, or 57% of the outstanding issue following such conversions and exercises).



       Two of the Selling Shareholders are affiliated with the Company. J. Weston Daw is a founder of the Company and father of Ronald W. Daw. Ronald W. Daw is our President, Chief Executive Officer, Acting Chief Financial Officer and Chairman of the Board.

       Deephaven Private Placement Trading Ltd. is a private investment fund that is owned by all of its investors and managed by Deephaven Capital Management LLC. Deephaven Capital Management LLC, of which Mr. Irvin Kessler is the fund manager, has voting and investment control over the shares listed above owned by Deephaven Private Placement Trading Ltd. Deephaven Capital Management LLC is an indirect subsidiary of Knight Trading Group, Inc. Deephaven Private Placement Trading Ltd. has represented to us that it acquired our securities listed above in the ordinary course of business, and that it did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities at the time that the securities being registered were acquired.

       West End Maccabee Fund, L.P. and West End Maccabee Offshore Fund Ltd. are private investment funds that are owned by all of their respective investors and managed by WEC Asset Management, LLC. WEC Asset Management LLC has voting and investment control over the shares listed above owned by West End Maccabee Fund, L.P. and West End Maccabee Offshore Fund Ltd. Messrs. Ethan Benovitz, Jaime Hartman, Mark Nordlicht and Daniel Saks are the managing members and controlling persons of WEC Asset Management LLC.

       WETI Global Fund Ltd. is a private investment fund that is owned by its investors and managed by West End Global Management LLC. West End Global Management LLC has voting and investment control over the shares owned by WETI Global Fund Ltd. Messrs. Ethan Benovitz, Jaime Hartman, Mark Nordlicht and Daniel Saks are the managing members and controlling persons of WETI Global Fund Ltd.

       There can be no assurance that any of the Shares offered hereby will be sold. We believe that, other than as set forth above, the persons named in the table above have sole voting and investment power with respect to all Shares shown as beneficially owned by them, subject to community property laws, where applicable.


                      THE PREFERRED SHARES AND THE WARRANTS


       Number of Shares and Warrants. On April 28, 2000, we entered into a Convertible Preferred Stock Purchase Agreement (the "PREFERRED STOCK PURCHASE AGREEMENT") pursuant to which the Selling Shareholders below acquired the following number of Preferred Shares and Warrants to purchase Common Shares:

                                                    Number of      Number of Shares
                                                    Preferred      Subject to
Selling Shareholder                                 Shares         Warrants
-------------------                                 ---------      ----------------
Deephaven Private Placement Trading Ltd.              175          131,250(1)
West End Maccabee Fund, L.P.                          140          105,000(1)
West End Maccabee Offshore Fund Ltd.                   10            7,500(1)
WETI Global Fund Ltd.                                  25           18,750(1)
J. Weston Daw,                                        100           75,000(1)
Ronald W. Daw                                          30           22,500(1)
Cardinal Securities, LLC                                0           87,500(2)
Institutional Finance Group, Inc.                       0           25,000(3)


       (1) Warrants granted were "Private Placement Warrants" described below.
       (2)    Warrants granted were "Cardinal Warrants" described below.
       (3)    Warrants granted were "IFG Warrants" described below.

       Description of the Preferred Shares. The Preferred Shares have a stated value equal to the sum of $10,000 plus all accrued dividends not previously paid in cash. Dividends accrue on the stated value at the rate per share of 3% per annum, payable at our discretion (subject to certain exceptions) in cash or through increase in the stated value of each Preferred Share. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Preferred Shares are entitled to receive the stated value of the Preferred Shares before any distribution or payment to any securities junior to the Preferred Shares. The Preferred Shares do not have voting rights, except as required by law and with respect to a proposal to (a) alter or change adversely the rights of the Preferred Shares, (b) authorize or create a class of stock ranking as to dividends and distribution of assets upon liquidation equal or senior to the Preferred Shares, (c) increase the authorized number of Preferred Shares, or (d) enter into any agreement to do any of the foregoing. The Preferred Shares contain standard anti-dilution provisions pursuant to which the exercise price and number of Common Shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

       Each Preferred Share is convertible into Common Shares at the option of the holder at any time after the issuance of the Preferred Shares. The conversion price is the stated value of the Preferred Shares divided by the lesser of (1) $1.32 per Common Share; or (2) 80% of the average of the five lowest consecutive market values of the Common Shares during the twenty-five trading days preceding the date the Preferred Shares are converted. Subject to certain exceptions, the Preferred Shares will automatically be converted at the earlier of (a) the first anniversary of the effective date of the Registration Statement, and (b) the day following any consecutive thirty-day trading period where, on each day of the period, the market price of the Common Shares exceeds $2.64. Notwithstanding the foregoing, each holder of the Preferred Shares may not convert such Preferred Shares or receive Common Shares as a dividend if, after such transaction, the holder, together with any of its affiliates, would beneficially own over 4.999% of the outstanding Common Shares. This restriction may be waived by each holder on not less than 61 days' notice to us.

       We are required to redeem each Preferred Share at a specified premium rate in cash upon the occurrence of one of numerous events identified in our Articles of Incorporation, including, without limitation, a change of control of the Company or our failure to cure a breach of any agreements entered into in connection with the Preferred Stock Purchase Agreement. In addition, the Preferred Stock Purchase Agreement grants to the purchasers of the Preferred Shares a right of first refusal with respect to most subsequent stock issuances during a period extending 540 days following May 1, 2000 and prohibits our registering any additional Common Shares under the Securities Act for a period extending 180 days following the effectiveness of the Registration Statement.

       Private Placement Warrants. The Warrants issued in the Private Placement have an exercise price of $1.32 per share (and a cashless exercise option) and are exercisable at any time on or before April 28, 2003; provided, however, each holder of a Warrant may not exercise his or its Warrants if, after such exercise, such holder, together with any of its affiliates, would beneficially own over 4.999% of the outstanding Common Shares. This restriction may be waived by each holder on not less than 61 days' notice to us. Such Warrants include standard anti-dilution provisions pursuant to which the exercise price and number of Shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The Shares include the Common Shares issuable upon the exercise of such Warrants.

       Registration Rights. In connection with the Preferred Stock Purchase Agreement, we entered into a registration rights agreement pursuant to which we are obligated to file a registration statement registering for re-sale by the holders of the Preferred Shares and Warrants the Common Shares issuable upon conversion thereof. In order to ensure that the Registration Statement covers all of the Share issuable upon exercise of the Preferred Shares, even if a drop in the market price of the Common Shares leads to a corresponding increase in the number of Shares issuable upon conversion, the Registration Statement registers (i) 200% of the number of Common Shares issuable upon full conversion on July 31, 2000 of the Preferred Shares owned by each Selling Shareholder, assuming that dividends had accrued thereon at the rate of 3% for three years, that such accrued dividends had been added to the stated value of such Preferred Shares and that the 4.999% limitation had been duly waived, and (ii) the number of Common Shares issuable upon exercise in full of the Warrants owned by each Selling Shareholder, assuming the 4.999% limitation had been duly waived.

       Cardinal Warrants. In connection with the purchase and sale of the Preferred Shares pursuant to the Preferred Stock Purchase Agreement, Cardinal Securities, LLC, placement agent with respect to certain of the purchasers, acquired 87,500 Warrants as partial consideration for its services. Such Warrants have an exercise price of $1.72 (and a cashless exercise option) and are exercisable at any time on or before May 1, 2005. Such Warrants contain standard anti-dilution provisions pursuant to which the exercise price and number of Common Shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The Shares include the Common Shares issuable upon the exercise of such Warrants. Cardinal has represented to us that it acquired the Warrants in the ordinary course of business, and that, as of the date of this prospectus, it does not have any agreement or understanding, directly or indirectly, with any person to distribute its Warrants or the Shares issuable upon exercise of its Warrants.

       IFG Warrants. In connection with the purchase and sale of the Preferred Shares pursuant to the Preferred Stock Purchase Agreement, Institutional Finance Group, Inc., placement agent with respect to certain of the purchasers, acquired 25,000 Warrants as partial consideration for its services. Such Warrants have an exercise price of $1.20 (and a cashless exercise option) and are exercisable at any time on or before May 1, 2003. Such Warrants contain standard anti-dilution provisions pursuant to which the exercise price and number of Common Shares issuable thereunder is adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction. The Shares include the Common Shares issuable upon the exercise of such Warrants. Institutional Finance Group has represented to us that it acquired the Warrants in the ordinary course of business, and that, as of the date of this prospectus, it does not have any agreement or understanding, directly or indirectly, with any person to distribute its Warrants or the Shares issuable upon exercise of its Warrants.


                              THE ADDITIONAL SHARES


       As of April 21, 1998, Daw entered into an Acquisition Agreement dated April 1, 1998 with Intelligent Systems Corporation ("INTELLIGENT SYSTEMS") and Intelligent Enclosures Corporation ("INTELLIGENT ENCLOSURES"), pursuant to which Daw acquired the net assets of Intelligent Enclosures. Pursuant to such agreement, Daw issued 27,023 Common Shares to Intelligent Systems on April 22, 1998 and 618,439 Common Shares on or about April 22, 2000. Such 645,462 Common Shares are included in the Shares.

                              PLAN OF DISTRIBUTION

       The Selling Shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Shares on any stock exchange, market, or trading facility on which the Common Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling Shares:

       - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
       - block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
       - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
       - an exchange distribution in accordance with the rules of the applicable exchange;
       -      privately negotiated transactions;
       -      short sales;
       - broker-dealers may agree with the Selling Shareholders to sell a specified number of such Shares at a stipulated price per share;
       - a combination of any such methods of sale; and - any other method permitted pursuant to applicable law.

       The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than use this Prospectus.

       The Selling Shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The Selling Shareholders may pledge their Shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares.

       Broker-Dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

       The Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If a Selling Shareholder notifies us that a material arrangement has been entered into with a broker-dealer or agent for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required pursuant to Rule 424(c) under the Securities Act of 1933, setting forth:

       -      the name of each of the participating broker-dealers,
       -      the number of Shares involved,
       -      the price at which the Shares were sold,
       - the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;
       - a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and
       -      any other facts material to the transaction.

       The Company is required to pay all fees and expenses incident to the registration of the Shares, including the fees and disbursements of counsel to the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                          DESCRIPTION OF COMMON SHARES

       The Articles of Incorporation of the Company currently authorize the issuance of up to 50,000,000 Common Shares and 10,000,000 shares of Preferred Stock. The Common Shares are currently listed on the NASDAQ National Market System. The board of directors of the Company can authorize the issuance of additional shares of any class of capital stock, up to the amount of the authorized capital set forth in our Articles of Incorporation, without further action by or approval of Daw shareholders.

       The holders of Common Shares are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. The holders of Common Shares do not have cumulative voting rights and, therefore, a majority of the shares represented, in person or by proxy, at a meeting of shareholders at which a quorum is present are able to elect all members of the board of directors then standing for election, and if they do so, minority shareholders would not be able to elect any members to the board of directors.

       The holders of the Common Shares have no preemptive rights to acquire additional Common Shares or other securities. The Common Shares are not subject to redemption and carry no subscription or conversion rights. In the event of liquidation of the Company, the Common Shares are entitled to share equally in corporate assets after satisfaction of all liabilities of the Company and the payment of the liquidation preferences of any senior security.

       The Common Shares are subject to any voting, dividend, or liquidation preferences that may be established by the Board of Directors of the Company in designating a class of Preferred Stock. The Company currently has outstanding shares of Preferred Stock with rights, privileges, and preferences superior to those of the Common Shares.

       The holders of Common Shares are entitled to receive such dividends as our board of directors may from time to time declare out of funds legally available for the payment of dividends, subject to the preferential rights of the holders of outstanding Preferred Stock. Management anticipates retaining any potential earnings for working capital and investment in growth and expansion of the business of the Company and does not anticipate paying dividends on the Common Shares in the foreseeable future.

       The Preferred Shares and Warrants discussed in this Prospectus have not been registered under the Securities Act and are not being offered or sold pursuant to this Prospectus. Only the Common Shares issuable upon conversion of the Preferred Stock or exercise of the Warrants have been registered under the Securities Act and are being offered or sold pursuant to this Prospectus. See "Selling Shareholders--The Preferred Shares and The Warrants."

                                  LEGAL MATTERS

       The validity of the Shares being offered hereby is being passed upon for the Company by Parr, Waddoups, Brown, Gee & Loveless, Salt Lake City, Utah.

                                     EXPERTS

       The financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated by reference in this Prospectus have been audited by Grant Thornton LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       As permitted by SEC rules, this Prospectus does not contain all of the information that prospective investors can find in the Registration Statement or the exhibits to the Registration Statement. The SEC permits the Company to incorporate by reference into this Prospectus information filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except as superseded or modified by information contained directly in this Prospectus or in a subsequently filed document that also is (or is deemed to be) incorporated herein by reference.

       This Prospectus incorporates by reference the documents set forth below that the Company (File No. 0-21818) has previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). These documents contain important information about the Company and its financial condition.

       (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on April 14, 2000.

       (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000.

       (c) The description of the Common Shares contained in the Company's Registration Statement on Form 8A filed under the Exchange Act on May 20, 1993, including any amendment or report filed under the Exchange Act for the purpose of updating such description.

       The Company hereby incorporates by reference all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering.

                       WHERE YOU CAN FIND MORE INFORMATION

       The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site (http://www.sec.gov) that makes available to the public reports, proxy statements, and other information regarding issuers, such as the Company, that file electronically with the SEC.

       In addition, the Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Please direct written requests for such copies to Daw Technologies, Inc., 2700 South 900 West, Salt Lake City, Utah 84119, Attention: Ronald W. Daw, Chief Executive Officer. Telephone requests may be directed to the Chief Executive Officer of Daw at (801) 977-3100.

       The Common Shares are quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF AUGUST 7, 2000.


                                     SUMMARY
                                TABLE OF CONTENTS

(For a more detailed Table of Contents, see page 2)


                                                         HEADING
                                                          PAGE
                                                         -------
Table of Contents ................................           2

About this Prospectus ............................           4

Prospectus Summary ...............................           4

Forward-Looking Statements .......................           7

Risk Factors .....................................           7

The Company's Common Shares ......................          18

Use of Proceeds ..................................          19

Dilution .........................................          20

Selling Shareholders .............................          20

Plan of Distribution .............................          26

Description of Common Shares .....................          27

Legal Matters ....................................          28

Experts ..........................................          28

Incorporation of Certain Documents by
   Reference .....................................          28

Where You Can Find More Information ..............          29



                                   14,363,531


                             Daw Technologies, Inc.
                            14,363,531 COMMON SHARES


                                 ---------------

                                   Prospectus

                                 ---------------


                                 August 7, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

The following table sets forth the various expenses of the offering, sale and distribution of the Shares being registered pursuant to the Registration Statement. All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates except the SEC registration fees.


ITEM                                            AMOUNT
----                                            ------
SEC Commission registration fees                $3,614
NASD registration fees                      $35,000(1)
Accounting fees and expenses                    $5,000
Legal fees and expenses                        $15,000
Blue Sky fees and expenses                      $2,000
Printing Expenses                               $2,000
Miscellaneous Expenses                          $2,169
                                                ------
                                  TOTAL:       $65,000

                      (1) Estimated assuming that all Shares are issued during
                          two calendar quarters during the year 2000.

Item 15.  Indemnification of Directors and Officers

       The Company's Articles of Incorporation provide that, to the extent permitted by the Utah Revised Business Corporation Act (the "REVISED ACT"), a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any action taken or any failure to take any action as a director.

       In addition, the Company's Bylaws provide that officers and directors of the Company shall be indemnified in a manner consistent with the terms of the Revised Act. The provisions of the Revised Act governing indemnification of officers and directors of the Company are, and provide, as follows:

       Section 16-10a-902 ("SECTION 902") of the Revised Act provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "PARTY") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "PROCEEDING"), because he is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "INDEMNIFIABLE DIRECTOR"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; provided however, that, pursuant to Subsection 902(4), (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnifiable Director in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnifiable Director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

       Section 16-10a-903 ("SECTION 903") of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the Proceeding, to which he was a Party because he is or was an Indemnifiable Director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the Proceeding or claim with respect to which he has been successful.

       In addition to the indemnification provided by Sections 902 and 903,
Section 16-10a-905 ("SECTION 905") of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902 or was adjudged liable as described in Subsection 902(4), the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable as described in Subsection 902(4) is limited to reasonable expenses (including attorneys' fees) incurred by the director.

       Section 16-10a-904 ("SECTION 904") of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

       Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as an Indemnifiable Director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not an Indemnifiable Director to a greater extent than the right of indemnification granted to Indemnifiable Directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 16.   Exhibits.



                                                            INCORPORATED BY REFERENCE/
EXHIBIT NO.                DESCRIPTION                 FILED HEREWITH (AND SEQUENTIAL PAGE #)
-----------      ----------------------------        ------------------------------------------
         3.1     Articles of Amendment to            Incorporated by reference to the Company's
                 Articles of Incorporation of        Registration Statement on Form S-3, File
                 the Company                         No. 333-38350, filed with the Commission on
                                                     June 1, 2000

         4.1     Restated Articles of                Incorporated by reference to the Company's
                 Incorporation the Company           Annual Report on Form 10-KSB for the year
                                                     ended December 31, 1994,
                                                     filed with the Commission
                                                     on March 31, 1995.

         4.2     Articles of Amendment to            Same as Exhibit No. 3.1.
                 Articles of Incorporation of
                 the Company

         4.3     Form of Warrant issued to           Incorporated by reference to the Company's
                 purchasers of Series A              Registration Statement on Form S-3, File
                 Preferred Shares                    No. 333-38350, filed with the Commission on
                                                     June 1, 2000

           5     Opinion of Parr, Waddoups,          Filed herewith.
                 Brown, Gee & Loveless as to
                 legality of securities offered

        10.1     Convertible Preferred Stock         Incorporated by reference to the Company's
                 Purchase Agreement dated April      Registration Statement on Form S-3, File
                 28, 2000.                           No. 333-38350, filed with the Commission on
                                                     June 1, 2000

        10.2     Registration Rights Agreement       Incorporated by reference to the Company's
                                                     Registration Statement on Form S-3, File
                                                     No. 333-38350, filed with the Commission on
                                                     June 1, 2000

        23.1     Consent of Grant Thornton LLP       Filed herewith.

        23.2     Consent of Parr, Waddoups,          Included in Exhibit No. 5.
                 Brown, Gee & Loveless

          24     Powers of Attorney                  Incorporated by reference to the Company's
                                                     Registration Statement on Form S-3, File
                                                     No. 333-38350, filed with the Commission on
                                                     June 1, 2000


Item 17.   Undertakings.

(a)    The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)    To include any Prospectus required by section 10(a)(3) of the Securities
       Act;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on August 9, 2000.


                                        DAW TECHNOLOGIES, INC.


                                        By /s/ Ronald W. Daw
                                          --------------------------------------
                                        Ronald W. Daw
                                        President, Chief Executive Officer,
                                        Acting Chief Financial Officer and
                                         Chairman of the Board


                              ADDITIONAL SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                                  Title                        Date
        ---------                                  -----                        ----
/s/ Ronald W. Daw                   President, Chief Executive Officer,         August 9, 2000
-----------------------------       Acting Chief Financial Officer and
Ronald W. Daw                       Chairman of the Board
                                   (Principal Executive Officer and
                                    Principal Financial Officer of the
                                    Company)

/s/ Robert G. Chamberlain*          Director                                    August 9, 2000
-----------------------------
Robert G. Chamberlain

/s/ Charles L. Bates, Jr.*          Director                                    August 9, 2000
-----------------------------
Charles L. Bates, Jr.

/s/ James S. Jardine*               Director                                    August 9, 2000
-----------------------------
James S. Jardine

Robert J. Frankenberg*              Director                                    August 9, 2000
-----------------------------
Robert J. Frankenberg

Virginia G. Giovale*                Director                                    August 9, 2000
-----------------------------
Virginia G. Giovale

* By:   /s/ Ronald W. Daw
        -------------------------------
        Ronald W. Daw, Attorney-in-Fact

                                  EXHIBIT INDEX


                                                            INCORPORATED BY REFERENCE/
EXHIBIT NO.                DESCRIPTION                 FILED HEREWITH (AND SEQUENTIAL PAGE #)
-----------      ----------------------------        -------------------------------------------
         3.1     Articles of Amendment to            Incorporated by reference to the Company's
                 Articles of Incorporation of        Registration Statement on Form S-3, File
                 the Company                         No. 333-38350, filed with the Commission on
                                                     June 1, 2000

         4.1     Restated Articles of                Incorporated by reference to the Company's
                 Incorporation the Company           Annual Report on Form 10-KSB for the year
                                                     ended December 31, 1994,
                                                     filed with the Commission
                                                     on March 31, 1995.

         4.2     Articles of Amendment to            Same as Exhibit No. 3.1.
                 Articles of Incorporation of
                 the Company

         4.3     Form of Warrant issued to           Incorporated by reference to the Company's
                 purchasers of Series A              Registration Statement on Form S-3, File
                 Preferred Shares                    No. 333-38350, filed with the Commission on
                                                     June 1, 2000

           5     Opinion of Parr, Waddoups,          Filed herewith.
                 Brown, Gee & Loveless as to
                 legality of securities offered

        10.1     Convertible Preferred Stock         Incorporated by reference to the Company's
                 Purchase Agreement dated April      Registration Statement on Form S-3, File
                 28, 2000.                           No. 333-38350, filed with the Commission on
                                                     June 1, 2000

        10.2     Registration Rights Agreement       Incorporated by reference to the Company's
                                                     Registration Statement on Form S-3, File
                                                     No. 333-38350, filed with the Commission on
                                                     June 1, 2000

        23.1     Consent of Grant Thornton LLP       Filed herewith.

        23.2     Consent of Parr, Waddoups,          Included in Exhibit No. 5.
                 Brown, Gee & Loveless

          24     Powers of Attorney                  Incorporated by reference to the Company's
                                                     Registration Statement on Form S-3, File
                                                     No. 333-38350, filed with the Commission on
                                                     June 1, 2000